Addendum No. 1

to Pricing Supplement No. G167 dated November 27, 2018,

to the Underlying Supplement dated April 19, 2018,

Product Supplement No. I–G dated October 4, 2017,

Prospectus Supplement dated June 30, 2017 and

Prospectus dated June 30, 2017

Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-218604-02 December 4, 2018

$324,000 CS Notes due June 2, 2021 Linked to the Performance of the S&P 500® Index

The securities are senior unsecured obligations of Credit Suisse AG, acting through its London branch.

The securities will not be listed on any exchange.

Investing in the securities involves a number of risks. See “Selected Risk Considerations” beginning on page 6 of the accompanying pricing supplement and “Risk Factors” beginning on page PS-3 of the accompanying product supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this addendum, the accompanying pricing supplement or the accompanying underlying supplement, the product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

The securities are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

You should read Pricing Supplement No. G167 and the relevant Underlying Supplement, Product Supplement and Prospectus Supplement, which describe the specific terms of the offered securities, together with the Prospectus.

This Addendum No. 1 to Pricing Supplement No. G167 increases the principal amount of the securities from $259,000 to $324,000 for the CS Notes due June 2, 2021 Linked to the S&P 500® Index.

Credit Suisse

December 4, 2018